EXHIBIT 99.1
RESIGNATION AND RELEASE
     This Resignation and Release is entered into the 18th day of May 2007, by and between THOR INDUSTRIES, INC. (“Thor”), and TED BARTUS (“Bartus”).
WITNESSETH:
     WHEREAS, Bartus and Thor have agreed that Bartus will resign his position with Thor effective May 18,2007;
     WHEREAS, each party wishes to maintain an amicable relationship with the other and agrees not to act inconsistently within the purposes of this Agreement and whereas the parties desire to fully settle and compromise their respective rights and obligations, both contractual and statutory, by entering into this Agreement.
     NOW, THEREFORE, in consideration of the covenants and conditions contained herein, the parties hereto agree as follows:
     (1) Resignation. Bartus hereby resigns as an employee of Thor effective May 18, 2007 (“Separation Date”).
     (2) Transition. Bartus shall make every attempt to transfer any necessary information to Thor management in order to have a smooth transition upon his departure. Bartus shall return all equipment and supplies to Thor on or before May 18, 2007. Thor shall provide Bartus with a written receipt of all tangible items returned to Thor.
     (3) Salary and Benefits. Thor will pay Bartus for any earned but unused vacation days as of May 18, 2007 and MIP (Management Incentive Plan) Discretionary Bonus through April 2007.
     (4) Severance Benefits. Thor agrees to pay Bartus the sum of One Hundred Thousand Dollars ($100,000.00) as severance to aid Bartus in transitioning to other employment even though there is no obligation on the part of Thor. Payments will be made in equal installments every two weeks on Thor’s regular pays following May 18th, 2007 until November 16, 2007.
     Bartus may elect to continue his current health insurance during that six-month period by having his normal portion of the premium deducted from his check. At the time Bartus discontinues Thor Health Insurance he will become eligible for COBRA.
     (5) Equity Compensation Matters. Stock Options. Thor acknowledges that Bartus remains eligible to exercise all vested stock options in accordance with the terms of Thor’s 1999 Stock Option Plan, and that the Separation Date shall be the date of “termination of employment” within the meaning of the 1999 Stock Option Plan and the stock option agreements issued pursuant to the terms thereof.

     (6) Release. In consideration of the terms and conditions of this Agreement, Bartus on behalf of himself, his heirs, administrators, executors, agents, and assigns, forever releases and discharges Thor and its officers, directors, employees, subsidiaries, affiliates, successors, and assigns from any and all charges, claims, demands, judgments, actions, causes of action, damages expenses, costs, attorney fees, and liabilities of any kind whatsoever, which Bartus has ever had, nor has, or may hereafter have against Thor for, or on account of, any matter, cause, or thing whatsoever which has occurred prior to the date of this agreement. This release includes, without limitation, all claims which are related to the employment of Bartus with Thor and the termination thereof, in all rights which Bartus has or may have under Title VII of the Civil Rights act of 1964, as amended by the Equal Employment Opportunity act of 1972; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Miner Retirement Security Act, 29 U.S.C. § 1001 et seq.; 42 U.S.C. § 1981; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993, and other federal and state statutes which regulate employment.
     (7) “(Former Employee)”. Bartus agrees not to disclose any confidential, proprietary, and/or trade secret Information of THOR to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. Confidential and proprietary information shall mean such information not generally known to the public which has been created by or disclosed to Bartus as a consequence of Bartus’s employment by THOR. Trade Secret information is information covered by the Indiana Uniform Trade Secret Act.”
     “Bartus will exchange his personally owned computer and data storage equipment that was utilized in performing THOR work for similar, new equipment to be provided by (or paid for by) THOR. This exchange is being agreed to by the parties to further ensure the confidentiality of THOR confidential, proprietary and/or Trade Secret information referred to in the Agreement and Release.”
     (8) Non Solicitation. Bartus agrees not to solicit the employment of any administrative, supervisory or managerial Thor employee for a period of one year from the date of this agreement. Any violation of this provision of this agreement will reduce Bartus’ settlement by 100%. Bartus agrees to reimburse Thor accordingly if Bartus does not abide by the agreements set forth in the release.
     (9) Reference. Thor agrees to provide a reference for Bartus to any current Thor supplier.
     (10) Entire Agreement. This Agreement contains the entire agreement between the parties.
     (11) Free Act and Deed. Bartus states that he has carefully read this Agreement, knows the contents hereof, and that Bartus executed the same as his own free act and deed. Thor states that it has carefully read this Agreement, knows the contents thereof, and that it has executed the same as its own free act and deed.

     (12) Advice of Counsel. Bartus acknowledges that Thor has advised Bartus to consult with an attorney before executing this Agreement. Bartus acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein and his legal rights.
     (13) Consideration and Revocation of Agreement. Bartus understands that he has twenty-one (21) days within which to consider signing this Agreement and that after signing and returning this Agreement, he may revoke his signature at any time before the expiration of seven (7) days after he signs and returns this Agreement. Bartus further acknowledges that he will not receive the benefit of the terms and conditions of this Agreement until after the seven (7) days expires.
     (14) General Provisions.
a.	This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

b.	The waiver of either party of a breech of any provision of the Separation Agreement shall not operate or be construed to be a waiver of any subsequent breech thereof.

c.	It is agreed and understood that neither the offer nor any negotiations or proceedings connected herewith nor the execution of this Separation Agreement nor the payment of money shall constitute or be construed as an admission of any liability to, or the validity of, any claims whatsoever.

d.	In the event of a breech of this capital agreement either party should be given a reasonable opportunity to cure the breech.
     IN WITNESS WHEREOF, this Resignation and Release has been executed on the date and year set forth above.

Ted Bartus

THOR INDUSTRIES, INC.

By:

Its: